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                             EXHIBIT 5.1


                                         [Cooley Godward letterhead]


June 7, 1996


InVision Technologies
3420 E. Third Avenue
Foster City, CA  94404

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by InVision Technologies (the "Company") of a Registration Statement on Form S-1 on or about June 7, 1996, (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to Two hundred and fifty nine thousand and ninety shares of the Company's Common Stock, $.001 par value (the "Shares").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Amended and Restated Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deemed necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,

COOLEY GODWARD CASTRO
HUDDLESON & TATUM



Robert L. Jones


21123787